                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  FORM 8-K/A

                                AMENDMENT NO. 1

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 1, 1996
                                                         ---------------

                          Commission File No. 001-12392
                                              ---------

                            NATIONAL DATA CORPORATION
                            -------------------------
               (Exact name of registrant as specified in charter)

                 DELAWARE                           58-0977458
      -------------------------------         ----------------------
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)           Identification No.)

 National Data Plaza, Atlanta, Georgia               30329-2010
----------------------------------------      ----------------------
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code 404-728-2000
                                                   ------------

                                      NONE
             -------------------------------------------------------
             (Former name, former address and former fiscal year, if
                            changed since last year)

Item 7.  Financial Statements and Exhibits
         ---------------------------------

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

         (a)    Financial Statements of the Business Acquired:

                (1) Equifax Healthcare EDI Services, Inc. Balance Sheets for the years ended June 30, 1996 and 1995.

                (2) Equifax Healthcare EDI Services, Inc. Statements of Operations for the years ended June 30, 1996 and 1995.

                (3) Equifax Healthcare EDI Services, Inc. Statements of Shareholder's Equity for the years ended June 30, 1996 and 1995.

                (4) Equifax Healthcare EDI Services, Inc. Statements of Cash Flows for the years ended June 30, 1996 and 1995.

                (5)   Notes to the Financial Statements.

                (6)   Report of Independent Public Accountants.

         (b)    Pro Forma Financial Information

                (1) Pro Forma Financial Information. Unaudited Pro Forma Condensed Combined Balance Sheet as of August 31, 1996.

                (2) Unaudited Pro Forma Condensed Combined Income Statement for the fiscal year ended May 31, 1996.

                (3) Unaudited Pro Forma Condensed Combined Income Statement for the three months ended August 31, 1996.

                (4) Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         (c)    Exhibits.

                Exhibit No.           Description
                -----------           -----------
                2                     Stock Purchase Agreement dated September
                                      3, 1996, as amended on September 24, 1996
                                      (Pursuant to the regulations (the
                                      "Regulations") under the Securities and
                                      Exchange Act of 1934, as amended, the
                                      Registrant has omitted all schedules and similar attachments to the Stock Purchase
                                      Agreement. The Registrant agrees to
                                      furnish upon the request of the Commission and in accordance with the Regulations, copies of all such omitted schedules and similar attachments.)

                23                    Consent of Arthur Andersen LLP

                                  Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  NATIONAL DATA CORPORATION
                                  -------------------------
                                        (Registrant)

Date:   October 30, 1996          By:    /s/ M.P. Stevenson, Jr.
        ----------------             ----------------------------
                                     M.P. Stevenson, Jr.
                                     Interim Chief Financial Officer

                     Equifax Healthcare EDI Services, Inc.

               Financial Statements as of June 30, 1996 and 1995
                                 Together With
                               Auditors' Report

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Equifax Healthcare EDI Services, Inc.:

We have audited the accompanying balance sheets of EQUIFAX HEALTHCARE EDI SERVICES, INC. (a wholly owned subsidiary of Equifax Inc.) as of June 30, 1996 and 1995, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equifax Healthcare EDI Services, Inc. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP
Atlanta, Georgia
September 18, 1996

                     EQUIFAX HEALTHCARE EDI SERVICES, INC.


                                BALANCE SHEETS

                            JUNE 30, 1996 AND 1995

                                ASSETS                                             1996             1995
----------------------------------------------------------------------        -------------     -------------
CURRENT ASSETS:
    Cash                                                                      $     248,935     $     253,692
    Accounts receivable, net of allowance for doubtful accounts of
       $489,230 and $292,552 in 1996 and 1995, respectively                       2,400,280         3,041,476
    Interest receivable                                                                   0           241,389
    Deferred taxes (Note 3)                                                         418,048           379,216
    Other current assets                                                            242,810           266,383
                                                                              -------------     -------------
              Total current assets                                                3,310,073         4,182,156

PROPERTY AND EQUIPMENT, net (Note 2)                                              2,166,097         1,927,298

GOODWILL, net (Note 2)                                                           11,728,396        12,561,582

PURCHASED SOFTWARE, net (Note 2)                                                  4,932,326         6,520,006


LONG-TERM INVESTMENTS--CONVERTIBLE NOTE (Note 2)                                          0        10,025,404

CONSULTING FEES, net (Note 7)                                                             0           333,330

OTHER ASSETS                                                                              0             4,869
                                                                              -------------     -------------
           Total assets                                                       $  22,136,892     $  35,554,645
                                                                              =============     =============
                LIABILITIES AND SHAREHOLDER'S EQUITY                             1996              1995
----------------------------------------------------------------             -------------     -------------
CURRENT LIABILITIES:
    Accounts payable                                                         $     539,852     $     470,121
    Accrued expenses                                                             1,116,946         1,534,034
    Accrued income taxes (Note 3)                                                  534,227                 0
    Accrued relocation costs                                                       118,162           304,208
    Unearned income                                                                 46,563           161,693
    Current portion of capital lease                                                38,033           234,871
    Note payable                                                                     7,053             9,403
                                                                             -------------     -------------
           Total current liabilities                                             2,400,836         2,714,330


DEFERRED TAXES (Note 3)                                                          1,725,729         2,253,658


CAPITAL LEASE OBLIGATIONS, noncurrent                                               32,228             5,250


SHAREHOLDER'S EQUITY:
    Common stock, $1 par value; 3,000,000 shares authorized;
       500 shares issued and outstanding in 1996 and 1995                              500               500
    Additional paid-in capital                                                  15,322,332        31,930,147
    Retained earnings (accumulated deficit)                                      2,655,267        (1,349,240)
                                                                             -------------     -------------
           Total shareholder's equity                                           17,978,099        30,581,407
                                                                             -------------     -------------
           Total liabilities and shareholder's equity                        $  22,136,892     $  35,554,645
                                                                             =============     =============

     The accompanying notes are an integral part of these balance sheets.

                     EQUIFAX HEALTHCARE EDI SERVICES, INC.

                           STATEMENTS OF OPERATIONS

                  FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                      1996              1995
                                                                                   -----------       -----------
REVENUES                                                                           $16,756,851       $12,775,344

COST OF SERVICES                                                                     2,768,312         2,219,343
                                                                                   -----------       -----------
                                                                                    13,988,539        10,556,001
                                                                                   -----------       -----------

OPERATING EXPENSES:
    Salaries and benefits                                                            5,873,912         5,427,661
    Depreciation and amortization                                                    2,999,739         2,745,529
    General and administrative expenses                                              2,475,585         2,344,649
    Corporate overhead (Note 6)                                                      1,357,169           390,738
    Vendor commissions                                                               1,324,871           728,329
    Temporary and contract labor                                                       876,028           486,202
    Restructuring charges (Note 2)                                                     352,800                 0
    Miscellaneous                                                                      588,075           434,016
                                                                                   -----------       -----------
              Total operating expenses                                              15,848,179        12,557,124
                                                                                   -----------       -----------
              Loss from operations                                                  (1,859,640)       (2,001,123)

GAIN ON SALE OF INVESTMENT (Note 2)                                                  8,232,257                 0

OTHER INCOME                                                                           453,044           264,907

INTEREST EXPENSE                                                                       (29,927)          (57,238)
                                                                                   -----------       -----------
              Income (loss) before income tax expense (benefit)                      6,795,734        (1,793,454)

INCOME TAX EXPENSE (BENEFIT)                                                         2,791,227          (670,504)
                                                                                   -----------       -----------
NET INCOME (LOSS)                                                                  $ 4,004,507       $(1,122,950)
                                                                                   ===========       ===========


       The accompanying notes are an integral part of these statements.

                     EQUIFAX HEALTHCARE EDI SERVICES, INC.


                      STATEMENTS OF SHAREHOLDER'S EQUITY

                  FOR THE YEARS ENDED JUNE 30, 1996 AND 1995


                                                                                                   Retained
                                                                              Additional           Earnings
                                                                Common          Paid-In          (Accumulated
                                                                 Stock          Capital            Deficit)               Total
                                                                -------       ------------        -----------         ------------
BALANCE, June 30, 1994                                            $500        $  7,364,311        $  (226,290)        $  7,138,521

    Contributions from parent company                                0          12,180,836                  0           12,180,836
    Contribution of net assets of Electronic
       Tabulating Services                                           0          12,385,000                  0           12,385,000
    Net loss                                                         0                   0         (1,122,950)          (1,122,950)
                                                                  ----         -----------         ----------          -----------
BALANCE, June 30, 1995                                             500          31,930,147         (1,349,240)          30,581,407

    Return of capital to parent company                              0         (16,607,815)                 0          (16,607,815)
    Net income                                                       0                   0          4,004,507            4,004,507
                                                                  ----         -----------         ----------          -----------
BALANCE, June 30, 1996                                            $500         $15,322,332         $2,655,267          $17,978,099
                                                                  ====         ===========         ==========          ===========

       The accompanying notes are an integral part of these statements.

                     EQUIFAX HEALTHCARE EDI SERVICES, INC.

                           STATEMENTS OF CASH FLOWS

                  FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                             1996               1995
                                                                                         ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                                   $  4,004,507       $ (1,122,950)
                                                                                         ------------       ------------
     Adjustments to reconcile net income (loss) to net cash used in operating activities (net of ETS acquisition):
          Depreciation and amortization                                                     2,999,739          2,745,529
          Gain on sale of PCN investment                                                   (8,232,257)                 0
          Loss on sale of fixed assets                                                         30,073                  0
          Changes in assets and liabilities:
               Accounts receivable                                                            641,196         (1,276,218)
               Interest receivable                                                            241,389           (241,389)
               Change in current deferred taxes                                               (38,832)          (316,105)
               Other current assets                                                            23,573             41,693
               Consulting fees                                                                333,330                  0
               Other assets                                                                     4,869             (2,619)
               Other current liabilities                                                      (86,273)           551,876
               Deferred taxes                                                                (358,427)          (487,618)
               Other noncurrent liabilities                                                    32,228           (512,537)
                                                                                         ------------       ------------
                  Total adjustments                                                        (4,409,392)           502,612
                                                                                         ------------       ------------
                  Net cash used in operating activities                                      (404,885)          (620,338)
                                                                                         ------------       ------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                                   (1,462,978)          (755,180)
     Increase in investment in convertible note                                               (88,400)       (10,025,404)
     Proceeds from sale of investment                                                      18,356,062                  0
     Proceeds from sale of fixed assets                                                       445,730                  0
                                                                                         ------------       ------------
                  Net cash provided by (used in) investing activities                      17,250,414        (10,780,584)
                                                                                         ------------       ------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease obligations                                                   (240,121)          (483,609)
     Payments on short-term borrowings                                                         (2,350)          (280,943)
     Capital (distribution to) contribution from parent company                           (16,607,815)        12,180,836
                                                                                         ------------       ------------
                  Net cash (used in) provided by financing activities                     (16,850,286)        11,416,284
                                                                                         ------------       ------------
 (DECREASE) INCREASE IN CASH                                                                   (4,757)            15,362

 CASH AT BEGINNING OF YEAR                                                                    253,692            238,330
                                                                                         ------------       ------------
 CASH AT END OF YEAR                                                                     $    248,935       $    253,692
                                                                                         ============       ============
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid for taxes                                                               $  2,881,290       $          0
                                                                                         ============       ============
       Interest paid                                                                     $     29,927       $     57,238
                                                                                         ============       ============

       The accompanying notes are an integral part of these statements.

                      EQUIFAX HEALTHCARE EDI SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 1996 AND 1995

  1.  NATURE OF OPERATIONS

      Equifax Healthcare EDI Services, Inc. (the "Company" or "EDI") is a wholly owned subsidiary of Equifax Inc. ("Equifax" or the "Parent"). The Company provides electronic eligibility verification and claims processing services to health care providers and other electronic communications among healthcare providers, payors, intermediaries, and financial institutions. Cooperative Healthcare Network ("CHN") was acquired by Equifax in January 1994. Electronic Tabulating Services ("ETS") was acquired in September 1994. Effective January 1, 1995, CHN was merged into ETS to form the Company. Financial information for ETS has been included in these financial statements as of September 1, 1994. See Note 8 where discussed.

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition

      The Company's revenues are primarily derived from fee income associated with claims and eligibility processing fees charged on a per transaction or per site basis and registration/renewal and start-up costs. Per transaction and per site revenues are recognized in the month network subscribers receive services. Registration/renewal and start-up fees are recognized at the beginning of the respective contract period.

      Property and Equipment

      Property and equipment are stated at cost. Improvements which extend the useful lives of the assets are capitalized, while repairs and maintenance are charged to operations as incurred. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The useful lives of property and equipment range from three to eight years.

The following summarizes the components of property and equipment at June 30, 1996 and 1995:



                                              1996              1995
                                           -----------     ------------
   Computer hardware                       $2,080,849       $2,387,867
   Office equipment                           315,003          311,171
   Telephone and miscellaneous equipment      305,541          286,921
   Leasehold improvements                     241,599           32,486
   Computer software                          354,057           61,076
                                           -----------     ------------
                                            3,297,049        3,079,521
   Accumulated depreciation                (1,130,952)      (1,152,223)
                                           -----------     ------------
                                           $2,166,097       $1,927,298
                                           -----------     ------------

Depreciation expense for 1996 and 1995 was $708,570 and $605,619, respectively.

Goodwill

The Company recognized goodwill in conjunction with the purchase of ETS. Goodwill is amortized on the straight-line basis over 20 years. During the year ended June 30, 1996, the Company reduced goodwill by $169,502 to reflect a purchase price adjustment. Amortization expense was $663,684 and $606,170 for 1996 and 1995, respectively.

Purchased Software

The Company capitalized purchased software costs in conjunction with the acquisitions of CHN and ETS of $1,000,000 and $7,000,000, respectively. These amounts are reflected in the financial statements net of $3,067,674 of accumulated amortization. Purchased software is being amortized on the straight-line basis over five years. Amortization expense was $1,600,404 and $1,367,070 for 1996 and 1995, respectively.

Restructuring Charges

During 1996, EDI initiated a restructuring program designed to streamline operations. A restructuring charge of $352,800 was recorded to accrue severance and termination benefits for affected employees. Of these expenses, $211,116 was paid as of June 30, 1996 and $141,684 is included in accrued expenses.

Migration Costs

During 1996, the Company began merging the computer systems used by CHN and ETS. As of June 30, 1996, costs of approximately $945,000 have been capitalized and are included in fixed assets. An estimate of costs to complete this project has not been made.

Gain on Sale of Investment

In April 1995, the Company invested in Physicians Computer Networks, Inc. ("PCN") by purchasing a $10,000,000 note, which was convertible to stock at 130% of the base price of $4 per share, adjusted for the dilutive effect of additional issuances of stock by PCN. In

   May 1996, PCN had an additional public offering, at which time the Company converted the note into stock and then sold the shares at a pretax gain of $8,232,257. The related federal tax liability of $2,881,290 was paid by the Parent as of June 30, 1996.

3. INCOME TAXES

   The provision for income taxes for the years ended June 30, 1996 and 1995 consisted of the following:


                                                                     1996             1995
                                                               ----------------  --------------
   Provision (benefit) for federal income taxes:
         Current                                                   $2,726,913       $  (72,599)
         Deferred                                                    (375,447)        (464,472)
                   Total provision (benefit) for federal        ----------------  --------------
                      income taxes                                  2,351,466         (537,071)
                                                                ----------------  --------------
   Provision (benefit) for state income taxes:
        Current                                                       511,143            2,696
        Deferred                                                      (71,382)        (136,129)
                   Total provision (benefit) for state
                             income taxes                      ----------------  --------------
                                                                      439,761         (133,433)
                                                               ----------------  --------------
                         Total                                     $2,791,227        $(670,504)
                                                               ================  ==============

    Temporary differences resulting in a deferred tax liability at June 30, 1996 and 1995 are as follows:


                                                                     1996             1995
                                                               ----------------  --------------
                Current:
                    Assets:
                       Bad debt expense                        $      134,410      $    98,749
                       Miscellaneous accruals                         234,443          211,980
                       Other                                           49,195           68,487
                                                               ----------------  --------------
                                                                      418,048          379,216
                    Liability                                               0                0
                                                               ----------------  --------------
                              Total current deferred tax       $      418,048      $   379,216
                                                               ================  ==============

                                      -4-

                                                                     1996             1995
                                                               ----------------  --------------
                Noncurrent:
                    Asset:
                       Miscellaneous                           $      18,546     $        2,750
                                                               ----------------  --------------
                    Liabilities:
                       Purchased software amortization            (1,594,508)        (2,191,132)
                       Depreciation                                  (35,972)           (20,671)
                       Amortization                                  (74,342)           (44,605)
                       Other                                         (39,453)                 0
                                                               ----------------  --------------
                                                                  (1,744,275)        (2,256,408)
                                                               ----------------  --------------
                            Total noncurrent deferred tax        $(1,725,729)       $(2,253,658)
                                                               ================ ===============

      Differences between the statutory rate and the effective rate are due primarily to goodwill amortization.

  4.  COMMITMENTS

      The Company leases certain office space and equipment under noncancelable operating lease agreements which expire through fiscal 2002. Future minimum annual lease payments under the related noncancelable operating leases, net of sublease, as of June 30, 1996 are as follows:


                         1997                              $   894,396
                         1998                                  848,909
                         1999                                  583,987
                         2000                                  468,004
                         2001                                  502,192
                         Thereafter                            376,644
                                                           -----------
                                   Total                    $3,674,132
                                                           ===========

      Rental expense under noncancelable operating lease agreements for the years ended June 30, 1996 and 1995 totaled $766,160 and $732,948, respectively.

      The Company is party to various claims and assessments in the ordinary course of business. In management's opinion, these matters will not have a material effect on the Company's financial position, results of operations, or cash flows.

  5.  SIGNIFICANT CUSTOMERS

      A substantial portion of the Company's revenues are derived from a limited number of customers. During the year ended June 30, 1996, three customers accounted for 46% of total revenues. Individually, each of these customers accounted for 14% to 16% of total revenues. During 1996, the contract with another of these significant customers was renegotiated which resulted in a one-time payment to the Company of $1.5 million which is included in 1996 revenues.

      The contracts with two of these significant customers will expire on December 31, 1996 and September 30, 1997. The Company will review these contracts, but there can be no guarantee that the contracts will be renewed. If either or both of these contracts are not renewed, it could have a material adverse affect on the Company's results of operations and liquidity. Revenues from these customers were $3.4 million for the year ended June 30, 1996 excluding the one-time payment discussed above.

  6.  RELATED-PARTY TRANSACTION

      The Company is allocated certain costs from Equifax. During 1996 and 1995, the Parent allocated costs of $1,357,169 and $390,738, respectively.

  7.  CONSULTING AGREEMENT

      As part of the purchase of ETS, a consulting agreement with a former member of ETS management was capitalized. The amount was being amortized over the life of the agreement (30 months). The liability under this agreement is included in accrued expenses. The asset and liability at June 30, 1995 were $333,330 and $331,250, respectively. During 1996, the agreement ceased; accordingly, the asset and liability were removed from the accounting records.

  8.  ACQUISITION OF ETS AND CREATION OF EDI

      ETS was acquired by Equifax on September 1, 1994 in exchange for 355,666 shares of Equifax stock. The following summarizes the net assets acquired:

                   Current assets                      $     631,802
                   Property and equipment                    534,970
                   Goodwill                                8,665,595
                   Purchased software                      7,000,000
                   Other intangibles                         500,000
                                                        ------------
                                                          17,332,367
                   Liabilities assumed                    (4,947,367)
                                                        ------------
                   Net assets transferred                $12,385,000
                                                        ============
      Effective January 1, 1995, CHN was then merged into ETS to form EDI.

  9.  SUBSEQUENT EVENTS

      On September 6, 1996, the Company entered into an agreement to be acquired by National Data Corporation for $46,925,000 in cash, subject to adjustments for changes in working capital since June 30, 1996. The effective date of the transaction will be October 1, 1996.

      On August 16, 1996, the Company entered into a software licensing agreement with Intermed Healthcare Systems, Inc. ("Intermed") requiring the Company to pay Intermed $117,000 in past-due licensing fees and $508,000 for use of its software in future periods. The $117,000 is included in accrued expenses as of June 30, 1996. In accordance with the agreement, the Company paid $625,000 during September 1996. An additional fee of $175,000 is payable by Equifax under this agreement when the license is transferred to National Data Corporation.

Pro Forma Financial Information (Unaudited)

The following pro forma financial information has been prepared as if the Equifax Health EDI transaction had taken place on August 31, 1996 for the pro forma condensed combined balance sheet and June 1, 1995 for the pro forma condensed combined income statements. For comparability purposes, Equifax Health EDI's twelve months ended June 30, 1996 and three months ended August 31, 1996, are used in conjunction with National Data Corporation's twelve months ended May 31, 1996 and three months ended August 31, 1996. Accordingly, Equifax Health EDI's operating results for June 1996 were duplicated in each of the twelve months ended May 31, 1996 and the three months ended August 31, 1996. Equifax Health EDI's revenue and net income, excluding non-recurring and unusual items for that period were $1,349,000 and $46,000.

The pro forma condensed combined income statement for the fiscal year ended May 31, 1996, also includes the impact of the Company's acquisition of the Merchant Automated Point-of-Sale Program ("MAPP") from MasterCard International Incorporated on April 1, 1996 as if the acquisition had occurred on June 1, 1995. The operations of MAPP from April 1, 1996 forward, as well as the balance sheet data are reflected in the National Data Corporation historical balance sheet at May 31, 1996. It is suggested that these pro forma condensed combined financial statements be read in conjunction with the pro forma condensed combined financial statements and notes thereto included in the Company's
Form 8-K filed on April 15, 1996 regarding the MAPP acquisition.

National Data Corporation and Equifax Health EDI's non-recurring and unusual items have been excluded from the pro forma condensed combined income statements, as follows (in millions):

                                           NDC             Equifax Health EDI
                                    ------------------     ------------------
                                    FY 1996    FY 1997     FY 1996    FY 1997
                                    ------------------     ------------------
Restructuring charges               $  44.1    $   -       $   0.4    $   -
One-time payment from a major
  customer                              -          -          (1.5)       -
Gain on sale of investments             -          -          (8.2)      (8.2)
Amortization of intangibles             -          -           2.2        0.6
                                    ------------------     ------------------
Net adjustments to increase
  (decrease) historical operating
  income                            $  44.1    $   -       $  (7.1)   $  (7.6)
                                    ------------------     ------------------

Intangible assets acquired as a result of Equifax Health EDI's business acquisitions have no fair value to the Company as of the acquisition date.

These acquisitions have been accounted for using the purchase method. Any adjustments to the purchase price allocations are not expected to be material to the pro forma financial information taken as a whole.

The pro forma financial information presented is unaudited, for information purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition taken place on the dates indicated, nor are they necessarily indicative of the results of future operations. Historical income statements of the acquired company have been adjusted to reflect differing fiscal years. Non-recurring items were excluded from the pro forma presentation. The pro forma financial information should be read in conjunction with the accompanying notes.

NATIONAL DATA CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEET

AUGUST 31, 1996

(in thousands)

------------------------------------------------------------------------------------------------
                                                           Equifax       Pro Forma     Pro Forma
                                               NDC        Health EDI    Adjustments    Combined
                                            ----------    ----------    -----------    ---------
ASSETS
Current assets:
  Cash and cash equivalents                   $ 10,656      $   64       $    299 b     $ 11,019
  Accounts receivable, net                      66,722       2,612             --         69,334
  Other current assets                           7,971          92             --          8,063
                                              --------      ------       --------       --------
      Total current assets                      85,349       2,768            299         88,416
                                              --------      ------       --------       --------

Property and equipment, net of depreciation     49,220       1,989             --         51,209
Acquired intangibles and goodwill, net         220,640        --           44,079 b      264,719
Other                                           14,208        --               --         14,208
                                              --------      ------       --------       --------

Total Assets                                  $369,417      $4,757       $ 44,378       $418,552
                                              ========      ======       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities    $ 50,315      $2,046       $     --       $ 52,361
  Line of credit payable                        15,000          --         47,000 b       62,000
  Notes and earn-out payable                     1,479           7             --          1,486
  Mortgage payable                              10,892          --             --         10,892
  Deferred income                                5,125          48             --          5,173
  Other current liabilities                     11,778          34             --         11,812
                                              --------      ------       --------       --------
      Total current liabilities                 94,589       2,135         47,000        143,724
                                              --------      ------       --------       --------

Notes payable on acquired businesses             3,103          --             --          3,103
Other long-term liabilities                      9,750          --             --          9,750
                                              --------      ------       --------       --------
      Total liabilities                        107,442       2,135         47,000        156,577
                                              --------      ------       --------       --------

Minority interest                               19,841          --             --         19,841

Shareholders' Equity                           242,134       2,622         (2,622)       242,134
                                              --------      ------       --------       --------

Total Liabilities and Shareholders' Equity    $369,417      $4,757       $ 44,378       $418,552
                                              ========      ======       ========       ========

See Notes to Pro Forma Condensed Combined Financial Statements.

NATIONAL DATA CORPORATION
PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE FISCAL YEAR ENDED MAY 31, 1996

(in thousands except per share data)
-------------------------------------------------------------------------------

                                                        MAPP
                                                      6/1/95 to    Equifax      Pro Forma    Pro Forma
                                            NDC        3/31/96    Health EDI   Adjustments   Combined
                                         ----------   ---------   ----------   -----------   ---------
Revenue                                  $ 325,803     $42,780     $ 15,257     $     --     $ 383,840
                                         ---------     -------     --------     --------     ---------
Operating Expenses:

  Cost of service                          163,323      23,816       12,167        4,950 b     204,256
  Sales, general and administrative        130,246      11,847        3,833           --       145,926
                                         ---------     -------     --------     --------     ---------
                                           293,569      35,663       16,000        4,950       350,182
                                         ---------     -------     --------     --------     ---------

Operating income (loss)                     32,234       7,117         (743)      (4,950)       33,658
                                         ---------     -------     --------     --------     ---------

Other income (expense):
  Interest and other income                  4,476          --          453       (3,917)c       1,012
  Interest and other expense                (3,750)         --          (30)      (3,113)d      (6,893)
  Minority interest                           (628)         --           --         (103)e        (731)
                                         ---------     -------     --------     --------     ---------
                                                98          --          423       (7,133)       (6,612)
                                         ---------     -------     --------     --------     ---------

Income (loss) before income taxes           32,332       7,117         (320)     (12,083)       27,046
Provision (benefit) for income taxes        10,993       2,420         (131)      (4,086)f       9,196
                                         ---------     -------     --------     --------     ---------
  Net income (loss)                      $  21,339     $ 4,697     $   (189)    $ (7,997)    $  17,850
                                         =========     =======     ========     ========     =========

Number of common and common equivalent
  shares                                    27,189                                              27,189

Earnings per share                       $    0.79                                           $    0.66
                                         ---------                                           ---------

See Notes to Pro Forma Condensed Combined Financial Statements.

NATIONAL DATA CORPORATION
PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE THREE MONTHS ENDED AUGUST 31, 1996

(in thousands except per share data)

-----------------------------------------------------------------------------------------------------------------------------

                                                                              Equifax          Pro Forma         Pro Forma
                                                            NDC             Health EDI        Adjustments         Combined
                                                     ----------------   ----------------   ---------------  -----------------
Revenue                                               $      101,164     $         3,856    $          -     $       105,020
                                                     ----------------   ----------------   ---------------  -----------------

Operating Expenses:

     Cost of service                                          49,076               2,113               441 b          51,630
     Sales, general and administrative                        38,154               1,742               -              39,896
                                                     ----------------   ----------------   ---------------  -----------------
                                                              87,230               3,855               441            91,526
                                                     ----------------   ----------------   ---------------  -----------------

Operating income (loss)                                       13,934                   1              (441)           13,494
                                                     ----------------   ----------------   ---------------  -----------------

Other income (expense):

     Interest and other income                                   319                  61               -                 380
     Interest and other expense                                 (935)                 (1)             (671)d          (1,607)
     Minority interest                                          (498)               -                  -                (498)
                                                     ----------------   ----------------   ---------------  -----------------
                                                              (1,114)                 60              (671)           (1,725)
                                                     ----------------   ----------------   ---------------  -----------------

Income (loss) before income taxes                             12,820                  61            (1,112)           11,769
Provision (benefit) for income taxes                           4,615                  24              (402)f           4,237
                                                     ----------------   ----------------   ---------------  -----------------
     Net income (loss)                                $        8,205     $            37    $         (710)  $         7,532
                                                     ----------------   ----------------   ---------------  -----------------

Number of common and common

    equivalent shares                                         27,800                                                  27,800

Earnings per share                                   $          0.30                                        $            0.27
                                                     ---------------                                        -----------------

See Notes to Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements


Note 1.           Narrative description of pro forma adjustments
                  ----------------------------------------------


a. Stockholder's equity adjustments represent the elimination of the book equity of Equifax Health EDI, which in this presentation is the value of the net assets acquired.

b. The Company will fund the purchase price by utilizing its credit facility.

     Intangibles and goodwill associated with Equifax Health EDI are calculated as follows:

                  Purchase price                              $46,701,422
                  Less:  Net assets acquired                   (2,622,136)
                                                              ------------
                                                              $44,079,286
                                                              ===========

     An approximate weighted average life of 25 years is assumed for amortization of these intangibles.

     Intangibles and goodwill associated with the MAPP acquisition totaled $126,120,000. These intangibles and goodwill have an approximate weighted average life of 34 years for amortization of these intangibles.

     The pro forma adjustment to reflect amortization expense for the periods presented is as follows:

                                                         Equifax                  MAPP                  Total
                                                         -------                  ----                  -----
                                                        Health EDI
                                                        ----------
           Fiscal year ended May 31, 1996               $1,763,000              $3,187,000              $4,950,000
           Three months ended August 31, 1996              441,000                  *                      441,000

c. Interest and other income is reduced by the following amounts to reflect pro forma reduction in funds available for investment purposes had the MAPP transaction occurred on June 1, 1995. The average interest rate earned on investments was approximately 5% in all periods presented.

         Fiscal year ended May 31, 1996              $3,917,000
         Three months ended August 31, 1996                 *

d. Interest expense is increased by the estimated amount of interest that would have been incurred if $47,000,000 related to the Health EDI transaction and $9,000,000 related to the MAPP transactions, were borrowed on June 1, 1995 and continued to remain outstanding through August 31, 1996. The interest calculation is estimated based on the Company's average LIBOR borrowing rate of 5.7% in all periods presented.

                                                                Equifax             MAPP             Total
                                                                -------             ----             -----
                                                               Health EDI
                                                               ----------
          Fiscal year ended May 31, 1996                        $2,685,000         $428,000        $3,113,000
          Three months ended August 31, 1996                       671,000           *                671,000


e. Minority interest (per the terms of the MAPP agreement) for the first two years is calculated at 1% of operating income (adjusted for amortization of purchase price), before income taxes. The additional minority interest assuming the MAPP transaction occurred on June 1, 1995 is presented as follows:

         Fiscal year ended May 31, 1996                  $103,000
         Three months ended August 31, 1996                  *

f. Income tax rates for the periods presented were computed using the effective rates for those periods.

g. Earnings per share is presented using the weighted average fully diluted number of shares outstanding.

* Pro forma adjustment not necessary, as the impact of the MAPP transaction is already reflected in the historical results.

                       COMMISSION FILE NUMBER 001-12392

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          EXHIBITS FILED ON FORM 8-K
                             DATED OCTOBER 1, 1996

                           NATIONAL DATA CORPORATION
                              National Data Plaza
                          Atlanta, Georgia 30329-2010

                           NATIONAL DATA CORPORATION
                                   FORM 8-K
                               INDEX TO EXHIBITS
                        ------------------------------


Exhibit
Numbers                         Description
-------                         -----------
2                               Stock Purchase Agreement, dated September 3,
                                1996, as amended on September 24, 1996**

23                              Consent of Arthur Andersen LLP**

** - Exhibit originally filed with the Registrant's Form 8-K on October 7, 1996 is not affected by this Form 8-K/A.